EMPLOYMENT AGREEMENT
                              --------------------


         EMPLOYMENT AGREEMENT made as December 1, 2002, by and between SINOFRESH HEALTHCARE, INC., a Delaware corporation ("Employer" or the "Company"), and Charles A. Fust ("Executive").

         WHEREAS, Executive wishes to be employed by Employer with the duties and responsibilities as hereinafter described, and Employer desires to assure itself of the availability of Executive's services in such capacity.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and Executive hereby agree as follows:

         1.  EMPLOYMENT.   Employer  hereby  agrees  to  employ  Executive,  and
Executive hereby agrees to serve Employer, upon the terms and conditions hereinafter set forth.

         2. TERM AND TERMINATION. The Initial Term of this Agreement (the "Service Period") shall commence on December 1, 2002 and it shall continue in effect for a period of five (5) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term, plus an amount equal to one hundred and fifty percent (150%) of Executive's base salary for the remaining period of the Initial Term as severance. In the event of such termination, Executive shall not be entitled to any Incentive Compensation payment or any other compensation then in effect, prorated or otherwise.

          (a). This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid as severance an amount equal to 2 months of Executive's then applicable base salary or each year of service including Executive's service to the predecessor companies SinoFresh Laboratories, Inc. and SinoFresh Laboratories, LLC. In the event of such a discretionary termination, Executive shall not be entitled to receive any Incentive Compensation payment or any other compensation then in effect, prorated or otherwise.

         (b). This Agreement may be terminated by Executive at Executive's discretion by providing at ninety (90) days prior written notice to Company. In the event of termination Initials:


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by  Executive  pursuant  to this  subsection,  Company may  immediately  relieve
Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the applicable base salary rate to the termination date included in Executive's original termination notice.

          (c). In the event that Executive is in breach of any material obligation owed Company in this Agreement, which in the opinion of 75% of the members of the Board: habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Executive. In event of termination of the Agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

          (d). In the event company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to us its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement. In the event that the Company is unable or unwilling to secure such a continuation of Executive's compensation and benefits, Executive shall receive a royalty equal to three percent (3%) of the net revenues of the company derived from the sale of SinoFresh products in effect at the time of the signing of this Agreement or produced during the Service Period of Executive's employment, as such revenues are determined by the independent accountants engaged by the Company. The royalty payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit. If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminary determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by the Company's independent accounting firm.

          (e) This Agreement shall terminate in the event (i) the death of the Executive, (ii) disability, where the Executive by reason of accident or illness in unable to perform his duties for a period of six consecutive months or for a period of seven months in a period of 12 consecutive months or (iii) in the event the Employer ceases operation.

3. DUTIES. Executive shall, subject to the legal authority vested in the Board of Directors (the "Board"), serve as, and have all power and authority inherent in the offices of, Chairman of the Board of Directors and Chief Executive Officer of Employer, and shall be responsible for those areas in the conduct of the business assigned to him by the Board, including, without Iimitation, (i) providing overall management, strategic guidance and section to the Company and its subsidiaries, (ii) participating in the Company's

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capital raising  efforts;  (ii) managing the  identification  of and negotiation with acquisition candidates; (iv) involvement in the Company's public relations and investor relations efforts; (v) management authority over executives and key employees of the Company and all of its divisions and subsidiaries, and (vi) and such other duties and responsibilities as may from time to time be assigned by the Board. Executive shall devote substantially all his business time and efforts to the business of Employer. Executive shall report directly to the Board of Directors.

          4. EXECUTIVE' S LOYAL TO EMPLOYER'S INTERESTS. Executive shall devote all of his time, attention, knowledge and skill solely and exclusively to the business and interests of Employer, and Executive shall be entitled to all benefits, emoluments, profits and other issues arising from or incident to any and all work, services and advice of Executive. Executive expressly agrees that during the term hereof he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to Employer's business or any allied trade, except that nothing herein contained shall be deemed to prevent or limit the right of Executive to invest any or his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained by deemed to prevent or limit Executive from investing his surplus funds in real estate.

         5. CONFIDENTIAIITY NON-COMPETE, NON-SOLICITATION AND INVESTMENTS. The Executive recognizes and agrees that all copyrights, trademarks, or other intellectual property rights to created works arising in any way from, or related to, the Executive's employment by the Company are the sole and exclusive property of the Company, agrees to not assert any rights to those works against the Company or any third-parties and agrees to assist the Company in any way requested to procure or protect the Company's rights to those works. This Agreement does not include any copyrights, trademarks, or other intelIectual property rights to created works arising in any way from, or related to, the Executive's association with SinoFresh Research Laboratories, LLC. Upon cancellation of this Agreement by either party for any reason, or if requested by the Board at any time, the Executive will return to the Company all documents, books, manuals, lists, records, publications or other materials, whether in written, electronic or other form, passwords, keys, credit cards, equipment, or other articles that came into the Executive's possession in connection with the Executive's employment by the Company and to maintain no copies or duplicates without the prior written approval of the Bard of Directors of the Company. The Executive will maintain in confidence during an subsequent to the Executive's employment any information about the Company or its members which is confidential information or which might reasonably be expected by the Executive to be regarded by the Company as confidential and will not use that information except for the benefit of the Company. Upon cancellation of this Agreement by either party for any reason, the Executive will refrain for three
(3) years from (a) undertaking employment or any compensated duties on behalf of any com any or firm that provides services or products to clients in competition with the Company, or (b) soliciting any individual who is then or was at anytime within the preceding six months an employee of the Company to leave the
Company's employment, in either case unless the Board of Directors of the Company provides prior written approval of the employment, duties or solicitation. The Executive will not make or direct any personal investments in

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the pharmaceutical  field based  substantially upon information  conveyed to the
Executive as an employee of the Company where the information is conveyed with a request for, or in the expectation of, confidentiality. The provisions of this paragraph will survive cancellation of this Agreement.

         6. COMPENSATION AND OTHER PROVISIONS. Executive shall be entitled to the compensation and benefits hereinafter described in subsections (a) through
(g) (such compensation and benefits being hereinafter referred to as "Compensation Benefits").

              (a) BASE SALARY. Employer shall pay to Executive a base salary of $150,000 per annum for the period commencing December 1, 2002 through the remainder of the Service Period (such amount, as it may be increased from time to time, may sometimes hereinafter be referred to as "Base Salary"). However, Executive's base salary shall be review each year by the Board and the Compensation Committee during the Service Period and may be increased (but not decreased) as the Board may determine. In the event that Employer for reasons of cash flow is unable to make full salary payment to Executive, and without regard to IRS rules governing the income tax treatment of such compensation, any unpaid amounts shall accrue, without interest, and shall be paid to Executive when the Board determines that such amount could reasonably be paid. Such unpaid amounts shall remain obligations of the Employer until paid in full.

              (b) INCENTIVE COMPENSATION. Executive shall be entitled to incentive cash compensation equal to 5% of the adjusted net profits (hereinafter defined) of the Company beginning with the Company's year-end of and each fiscal year thereafter during the term of this Agreement. "Adjusted net profit" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting practices by the Company's independent accounting firm and adjusted to exclude: (i) any Incentive Compensation payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or loses (including, but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary. The determination of the adjusted net profits made by the independent accounting firm employed by the Company shall be final binding upon Executive and Company. The Incentive
Compensation payment be made within thirty (3 ) days after the Company's independent accounting firm has concluded its audit. If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the amount due based upon the adjusted net profits preliminary determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of he audit by the Company's independent accounting firm. The maximum incentive cash compensation payable for anyone year shall not exceed three hundred percent (300%) f the then applicable base salary of Executive.

                  (c) PARTICIPATION IN BENEFIT PLANS. During the Service Period,
Executive shall be eligible to participate in all employee benefit plans and arrangements now in effect or which m y hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, incentive stock option plans, 401 (k) plans, pension plans, profit sharing plans, retirement and other employee benefit plans of Employer consistent with such benefits provided to executive management of Employer. Employer shaII in all events provide and pay the full costs of all medical and insurances for Executive as noted above or as may be added throughout the Service Period.

                  (d) AUTOMOBILE ALLOWANCE. During the Service Period, Executive shall be paid an automobile alIowance of approximately $1,000 per month throughout the Service Period, which shalI all be utilized for an automobile lease, insurance, gasoline, maintenance and related expenses.

                  (e) EXPENSE REIMBURSEMENT. Employer will promptly reimburse Executive for all reasonabIe out-of-pocket business expenses incurred in connection with the performance of Executive's services hereunder, including, without limitation, all travel, telephone, entertainment and similar business expenses.

                   (f) CLUB MEMBERSHIP. Executive shall have paid his annual and monthly membership due in a social club that the executive regularly uses for business purposes.

                  (g) TAX AND ESTATE PLANNING ALLOWANCE. Executive shall receive an annual grant, in the amount to be determined by the Board, for tax and estate planning.

                  (h) KEYMAN INSURANCE. The Company shall have the option to maintain and be the owner and beneficiary If a term life insurance policy payable upon the Executive's death within minimum policy limit of $5 million, and Executive agrees to submit to any physical examination, and to otherwise cooperate in any other procedures required to obtain such policy,



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                  (i) DISABILITY  INSURANCE  POLICY.  The Company shall have the option to maintain and be the owner of a disability insurance policy on the Executive's life with a minimum limit of $25,000 per month, and Executive agrees to submit to any physical examination, and to otherwise cooperate in any other procedures required to obtain such policy.

         7. STOCK OPTIONS. Concurrent herewith, Employer and Executive shall enter into a certain Stock Option Agreement ("Stock Option Agreement") providing for certain anti-dilution rights to Executive, participation in the Employer's qualified incentive stock option plan, and cashless exercise. The terms of the anti-dilution rights shall provide that:

                  If the Company issues additional shares, whether in the course of further acquisition, capital raising activity or any other activity, the Executive shall receive options for the purchase of shares of the Employer such that the Executive shall maintain no less than 1 % (fifteen percent) ownership of Employer. This right shall be valid as long as the total outstanding shares on a fully diluted basis are less than 100,000,000 shares. When the total shares on a fully diluted basis is greater than 100,000,000 shares, the Executive shall have no further anti dilution rights. In the case of a stock split, recapitalization or other similar share reissuance program, this anti-dilution right will be proportionately adjusted. The stock options granted should have an exercise price that is equal to the average market price during the 60 days prior to the distribution to Executive and shall be exercisable for a period of five years from the date of grant.

         8. REGISTRATION RIGHTS AGREEMENT. Concurrent herewith, Employer and Executive have entered into a certain Registration Rights Agreement pursuant to which Employer has granted to Executive certain "piggy-back" rights to register securities of Employer, including, without limitation, common stock granted hereunder and underlying stock options granted or to be granted in connection with the Stock Option Agreement.

         9. REPRESENTATIONS AND WARRANTIES. Executive hereby represents and warrants to the Employer that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, and (ii) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity which in any way may restrict, impair or limit the performance of his duties hereunder.




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         10. DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

                  (a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to Employer, of which Executive may obtain knowledge or access through or as a result of his employment by Employer (including information conceived, originated, discovered or developed in whole or in part by Executive). Confidential Information includes, but is not limited to, (i) technical knowledge, information find material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, Consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which employer obtains from another party and which Employer treats as proprietary or designates as confidential, whether or not owned or developed by Employer. Notwithstanding the foregoing, any information which is or becomes generally available to the general public otherwise than by breach of this Section 11 shall not constitute Confidential Information for purposes of this Agreement.

                  (b) During the term of this Agreement and thereafter, Executive agrees, to hold in confidence all Confidential Information and not to use such information for Executive's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any confidential Information to any person or entity, or to utilize any Confidential Information or any purpose, except in the course of Executive's work for Employer.

                  (c) Executive will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by Employer for the protection of Confidential Information, and will inform Employer of any defects in, or improvements that could be made to, such rules and regulations.

                  (d) Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, and all similar or related information which relate to Employer's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive at any time while employed by Employer, or made thereafter as a result of any invention conceived or work done at any time during employment with Employer (hereinafter referred to as "Work Product"), and all Executive's right, title and interest in and to Work Product, shall be regarded as made and held by Executive in a fiduciary capacity solely for the benefit of Employer and shall exclusively belong to Employer. Executive will promptly disclose such Work Product to the Board of Directors of Employer and perform all actions reasonably requested by the



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Board of Directors of Employer  (whether during or after the term of Executive's employment with Employer) to establish and confirm such ownership (including, without limitation, execution of any and all assignments, conveyances, consents, powers of attorney and other instruments). This Agreement does not include inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, and all similar or relate information which relates to Employer's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive for SinoFresh Research Laboratories, LLC.

                  (e) Executive will notify Employer in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

                  (f) Upon termination of employment, Executive will deliver to Employer any and all records and tangible property that contain Confidential Information that are in his possession or under his control. The provisions of this Section 11 shall survive the termination of Executive's employment with Employer.

          11. BOARD OF DIRECTORS. The Company agrees to nominate Executive for election to its Board of Directors and to otherwise exercise its best efforts to cause Executive to be elected or appointed Chairman of the Board of Directors at each such Election of Officers by the Shareholders. Such election shall be in addition to Executive's appointment as Chief Executive Officer of the Company.

          12. AVAILABILITY OF INJUNCTIVE RELIEF. Executive acknowledges and agrees that any breach by him of the provisions of Section 10 hereof will cause Employer irreparable injury and damage for which it cannot be adequately compensated in damages. Executive therefore expressly agrees that Employer shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent any anticipatory or continuing breach of this Agreement or any part hereof, and is secured as enforcement. Nothing h rein shall be construed as a waiver by Employer of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

         13. INDEMNIFICATION. Employer hereby releases and agrees to unconditionally indemnify and hold Executive harmless from and against all losses, liabilities, claims, actions, judgments, demands, costs, expenses, fines, penalties, fees, and damages, of any kind or nature, including, without limitation, attorney's fees and costs and whether or not suit is instituted, that are suffered or incurred by Executive, directly or indirectly, relating to, arising out of or in connection with any events, occurrences or circumstances



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of or  involving  Employer  prior  to the  effective  date  of  this  Agreement, irrespective of whether or not Executive is now aware or shall hereafter become aware of such events, occurrences or circumstances or additional facts relating thereto.

         14. DIRECTORS AND OFFICERS LIABILITY INSURANCE. Company agrees to obtain Directors and Officers Liability Insurance in such amounts and under such terms as the Board of Directors may agree, and to provide such Directors and Officers Liability Insurance coverage to Executive during the term of his employment with the Company.

         15. SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Executive's termination of employment, irrespective of any investigation made by or on behalf of any party.

          16. ENTIRE AGREEMENT; MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.


          17. NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following address of Executive (or to such other address as Executive may notify in writing to Employer):

                  SinoFresh HealthCare, Inc.
                  313 S. Seaboard Avenue
                  Venice, FL 34292

                  Charles M. Fust
                  1627 Bay Sore
                  Englewood, FL 34226

                  With a copy to:

                  (Name and address of Charles' personal Attorney)

                  -------------------------------------------

                  -------------------------------------------

                  -------------------------------------------

                  -------------------------------------------

          18. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of



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such provision or of any (reach of any other  provision of this  Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

         19. BINDING EFFECT. The provisions of this Agreement shall be binding upon the Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of Employer, its successors and assigns.


         21. NO ASSIGNMENT. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

         22. SEVERABILITY. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had ever been included.

         23. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         24. GOVERNING LAW; VENUE. This Agreement will be governed and construed under the laws of the State of Florida, without giving effect to rules governing conflicts of law, with proper venue with respect to all disputes related to this Agreement being Dade County, Florida.

         25. INVALIDITY. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

         26. ATTORNEYS' FEES. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.


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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the date first hereinabove written.



                                      EMPLOYER:

                                      SinoFresh HealthCare,
                                      corporation

                                      /s/ illegible
                                      -----------------------------
                                      Director President
                                      -----------------------------
                                      Inc., a Delaware

                                      /s/ Charles A. Fust
                                      -----------------------------
                                      Charles A. Fust